Exhibit 15.1

INDEPENDENT REGISTERED ACCOUNTING FIRM CONSENT

We consent to the use of this Shell Company Report on Form 20-F for CC Jewelry Co., Ltd. of our report dated September 13, 2010, relating to the consolidated balance sheets of CC Jewelry Co., Ltd. and Subsidiaries as of December 31, 2009 and 2008 and the related consolidated statements of operations and comprehensive income, shareholders’ equity and cash flows for the years ended December 31, 2009 and 2008.  We also consent to the reference to us under the heading "Statement by Experts" in such Shell Company Report.

/s/Sherb & Co., LLP
Sherb & Co., LLP
New York, NY
September 16, 2010